Exhibit 4.4

FORM OF PUBLIC WARRANT AGREEMENT

THIS PUBLIC WARRANT AGREEMENT, dated as of [        ], 2021 (as amended, supplemented or otherwise modified from time to time, this “Agreement”), is by and between KnightSwan Acquisition Corporation, a Delaware corporation (the “Company”), and Continental Stock Transfer & Trust Company, a New York limited purpose trust company, as warrant agent (in such capacity, the “Warrant Agent”).

WHEREAS, the Company is engaged in an initial public offering (the “Offering”) of units of the Company’s equity securities, each such unit comprised of one share of Class A Common Stock, par value $0.0001 per share (“Common Stock”), and one-half of one redeemable Warrant (as defined below) (the “Units”) and, in connection therewith, has determined to issue and deliver up to 10,000,000  redeemable warrants (including up to 11,500,000 redeemable warrants if the Over-Allotment Option, as defined in Section 2.4, is exercised in full) to public investors in the Offering (as defined below) (the “Warrants”);

WHEREAS, on [        ], 2021, the Company entered into that certain Private Placement Warrants Purchase Agreement with KnightSwan Sponsor LLC, a Delaware limited liability company (the “Sponsor”), pursuant to which the Sponsor will purchase an aggregate of 11,750,000 private placement warrants (or up to 13,100,000 private placement warrants, depending on the extent to which the underwriters’ option to purchase additional units is exercised, to add to the proceeds from this offering to be held in the trust account) simultaneously with the closing of the Offering (the “Private Placement Warrants”) at a purchase price of $1.00 per Private Placement Warrant;

WHEREAS, each whole Warrant entitles the holder thereof to purchase one share of Common Stock for $11.50 per share, subject to adjustment as described herein;

WHEREAS, the Company has filed with the U.S. Securities and Exchange Commission (the “Commission”) one or more registration statements (together, the “Registration Statement”) and the related final prospectus (the “Prospectus”), for the registration, under the Securities Act of 1933, as amended (the “Securities Act”), of the issuance of the Units, the Warrants and the shares of Common Stock included in the Units;

WHEREAS, the Company desires the Warrant Agent to act on behalf of the Company, and the Warrant Agent is willing to so act, in connection with the issuance, registration, transfer, exchange, redemption and exercise of the Warrants;

WHEREAS, the Company desires to provide for the form and provisions of the Warrants, the terms upon which they shall be issued and exercised and the respective rights, limitation of rights and immunities of the Company, the Warrant Agent and the holders of the Warrants; and

WHEREAS, all acts and things have been done and performed which are necessary to make the Warrants, when executed on behalf of the Company and countersigned by or on behalf of the Warrant Agent (in the case of definitive physical warrant certificates) or otherwise registered

(in the case of book entry warrants), as provided herein, the valid, binding and legal obligations of the Company, and to authorize the execution and delivery of this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:

1.Appointment of Warrant Agent. The Company hereby appoints the Warrant Agent to act as agent for the Company for the Warrants, and the Warrant Agent hereby accepts such appointment and agrees to perform the same in accordance with the terms and conditions set forth in this Agreement.

2.Warrants.

2.1Form of Warrant. Each Warrant shall initially be issued in registered form only. Warrants may be represented by one or more physical definitive certificates or by book-entry.

2.2Effect of Countersignature. If a physical definitive certificate is issued, unless and until countersigned by the Warrant Agent, either by manual or facsimile signature, pursuant to this Agreement, a Warrant certificate shall be invalid and of no effect and may not be exercised by the holder thereof.

2.3Registration.

2.3.1Warrant Register. The Warrant Agent shall maintain books (the “Warrant Register”) for the registration of the initial issuance of the Warrants and the registration of transfer of the Warrants. Upon the initial issuance of the Warrants in book-entry form, the Warrant Agent shall issue and register the Warrants in the names of the respective holders thereof in such denominations and otherwise in accordance with instructions delivered to the Warrant Agent by the Company. All of the Warrants shall initially be registered in the name of the nominee designated by The Depository Trust Company (the “Depository”) and registered in the name of a nominee of the Depository. Ownership of beneficial interests in the Warrants, registered in the name of the Depository, shall be shown on, and the transfer of such ownership shall be effected through, records maintained by the Depository and institutions that have accounts with the Depository (such institution, with respect to a Warrant in its account, a “Participant”).

If the Depository subsequently ceases to make its book-entry settlement system available for the Warrants, the Company may instruct the Warrant Agent regarding making other arrangements for book-entry settlement. In the event that the Warrants are not eligible for, or it is no longer necessary to have the Warrants available in, book-entry form, the Warrant Agent shall provide written instructions to the Depository to deliver to the Warrant Agent for cancellation each book-entry Warrant, and the Company shall instruct the Warrant Agent to deliver to the Depository definitive certificates in physical form evidencing such Warrants (the “Definitive Warrant Certificates”) which shall be in the form annexed hereto as Exhibit A.

Physical certificates, if issued, shall be signed by, or bear the facsimile signature of, the chair of the board of directors of the Company (the “Board”), Chief Executive Officer, Chief Financial Officer, the President, the Treasurer or the Secretary or other principal officer of the

Company. In the event the person whose facsimile signature has been placed upon any Warrant shall have ceased to serve in the capacity in which such person signed the Warrant before the Warrant is issued, it may be issued with the same effect as if he or she had not ceased to be such at the date of issuance.

2.3.2Registered Holder. Prior to due presentment for registration of transfer of any Warrant, the Company and the Warrant Agent may deem and treat the person in whose name such Warrant is registered in the Warrant Register (the “Registered Holder”) as the absolute owner of such Warrant and of each Warrant represented thereby (notwithstanding any notation of ownership or other writing on any physical certificate made by anyone other than the Company or the Warrant Agent) for the purpose of any exercise thereof and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary.

2.4Detachability of Warrants. The shares of Common Stock and the Warrants comprising the Units shall begin separate trading on the fifty-second (52nd) day following the date of the Prospectus or, if such fifty-second (52nd) day is not on a day, other than a Saturday, Sunday or federal holiday, on which banks in New York City are generally open for normal business (a “Business Day”), then on the immediately succeeding Business Day following such date, or earlier (the “Detachment Date”) with the consent of the underwriter(s) or representative(s) of the underwriters identified in the Prospectus with the respect to such consent, but in no event shall the shares of Common Stock and the Warrants comprising the Units be separately traded until (A) the Company has filed a Current Report on Form 8-K with the Commission containing an audited balance sheet reflecting the receipt by the Company of the gross proceeds of the Offering, including the proceeds then received by the Company from the exercise by the underwriters of their right to purchase additional Units in the Offering (the “Over-Allotment Option”), if the Over-Allotment Option is exercised prior to the filing of the Current Report on Form 8-K, and a second or amended Current Report on Form 8-K to provide updated financial information to reflect the exercise of the underwriters’ Over-Allotment Option, if the Over-Allotment option is exercised following the initial filing of such Current Report on Form 8-K, and (B) the Company issues a press release and files with the Commission a Current Report on Form 8-K announcing when such separate trading shall begin.

2.5No Fractional Warrants Other Than as Part of Units. The Company shall not issue fractional Warrants other than as part of the Units. If, upon the detachment of the Warrants from the Units or otherwise, a holder of the Warrants would be entitled to receive a fractional Warrant, the Company shall round down to the nearest whole number the number of the Warrants to be issued to such holder.

3.Terms and Exercise of Warrants.

3.1Warrant Price. Each whole Warrant shall entitle the Registered Holder thereof, subject to the provisions of such Warrant and this Agreement, to purchase from the Company the number of shares of Common Stock stated therein, at the price of $11.50 per share, subject to the adjustments provided in Section 4 and in the penultimate sentence of this Section 3.1. The term “Warrant Price,” as used in this Agreement, shall mean the price per share (including in cash or by payment for the Warrants pursuant to a “cashless exercise,” to the extent permitted hereunder) at which shares of the Common Stock may be purchased at the time a

Warrant is exercised. The Company in its sole discretion may reduce the Warrant Price at any time prior to the Expiration Date (as defined below) for a period of not less than fifteen (15) Business Days (unless otherwise required by the Commission, any national securities exchange upon which the Warrants are then listed or applicable law); provided, however, that the Company shall provide at least three (3) days prior written notice of such reduction to Registered Holders of the Warrants; provided, further, that any such reduction shall be identical among all of the Warrants. The term “Business Day” means a day other than a Saturday, Sunday or federal holiday, on which banks in New York City are generally open for normal business.

3.2Duration of Warrants. A Warrant may be exercised only during the period (the “Exercise Period”) (A) commencing on the date that is thirty (30) days after the first date on which the Company completes a merger, consolidation, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or entities (a “Business Combination”) and (B) terminating upon the earliest to occur of (x) at 5:00 p.m., New York City time, on the date that is five (5) years after the date on which the Company completes its initial Business Combination, (y) the liquidation of the Company in accordance with the Company’s amended and restated certificate of incorporation (as further amended, supplemented or otherwise modified from time to time, the “Certificate of Incorporation”), if the Company fails to consummate a Business Combination and (z) at 5:00 p.m., New York City time, on the Redemption Date (as defined below) as provided in Section 6.2 (the “Expiration Date”); provided, however, that the exercise of any Warrant shall be subject to the satisfaction of any applicable conditions, as set forth in subsection 3.3.2 with respect to an effective registration statement or a valid exemption therefrom being available. Except with respect to the right to receive the Redemption Price (as defined below) in the event of a redemption (as set forth in Section 6), each Warrant not exercised on or before the Expiration Date shall become null and void, and all rights thereunder and all rights in respect thereof under this Agreement shall cease at 5:00 p.m., New York City time, on the Expiration Date. The Company in its sole discretion may extend the duration of the Warrants by delaying the Expiration Date; provided, however, that the Company shall provide at least twenty (20) days prior written notice of any such extension to Registered Holders of the Warrants; provided, further, that any such extension shall be identical in duration among all of the Warrants.

3.3Exercise of Warrants.

3.3.1Payment. Subject to the provisions of the Warrant and this Agreement, a Warrant may be exercised by the Registered Holder thereof by delivering to the Warrant Agent at its corporate trust department (i) the Definitive Warrant Certificate evidencing the Warrants to be exercised or, in the case of a Warrant represented by a book-entry, the Warrants to be exercised (the “Book-Entry Warrants”) on the records of the Depository to an account of the Warrant Agent at the Depository designated for such purposes in writing by the Warrant Agent to the Depository from time to time, (ii) an election to purchase (“Election to Purchase”) any Common Stock pursuant to the exercise of a Warrant, properly completed and executed by the Registered Holder on the reverse of the Definitive Warrant Certificate or, in the case of a Book-Entry Warrant, properly delivered by the Participant in accordance with the Depository’s procedures, and (iii) the payment in full of the Warrant Price for each full share of Common Stock as to which the Warrant is exercised and any and all applicable taxes due in connection with the exercise of the Warrant, the exchange of the Warrant for the shares of Common Stock and the issuance of such shares of Common Stock, as follows:

(a)in lawful money of the United States, in good certified check or good bank draft payable to the order of the Warrant Agent or by wire transfer of immediately available funds;

(b)in the event of a redemption pursuant to Section 6.1 in which the Company elects to require holders of the Warrants to exercise the Warrants on a “cashless basis,” by surrendering the Warrants for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the Warrants, multiplied by the excess of the Fair Market Value (as defined in this subsection 3.3.1(b)) of the Common Stock over the Warrant Price by (y) the Fair Market Value. Solely for purposes of this subsection 3.3.1(b), the “Fair Market Value” shall mean the volume-weighted average last reported sale price of the Common Stock for the ten (10) trading days ending on the third (3rd) trading day prior to the date on which the notice of redemption is sent to the holders of the Warrants pursuant to Section 6.2; or

(c)as provided in Section 7.4.

The Warrant Agent shall forward funds received for warrant exercises in a given month by the fifth (5th) business day of the following month by wire transfer to an account designated by the Company. Only whole Warrants are exercisable, and a holder of the Warrants will not be able to exercise any fraction of a Warrant.

3.3.2Issuance of Shares of Common Stock on Exercise. As soon as practicable after the exercise of any Warrant and the clearance of the funds in payment of the Warrant Price (if payment is pursuant to subsection 3.3.1(a)), the Company shall issue to the Registered Holder of such Warrant a book-entry position or certificate, as applicable, for the number of full shares of Common Stock to which he, she or it is entitled, registered in such name or names as may be directed by him, her or it and, if such Warrant shall not have been exercised in full, a new book-entry position or countersigned physical Warrant, as applicable, for the number of shares of Common Stock as to which such Warrant shall not have been exercised. Notwithstanding the foregoing, the Company shall not be obligated to deliver any shares of Common Stock pursuant to the exercise of a Warrant and shall have no obligation to settle such Warrant exercise unless a registration statement under the Securities Act covering the issuance of the shares of Common Stock underlying the Warrants is then effective and a prospectus relating thereto is current or a valid exemption from the registration requirements of the Securities Act is available. No Warrant shall be exercisable and the Company shall not be obligated to issue shares of Common Stock upon exercise of a Warrant unless the shares of Common Stock issuable upon such Warrant exercise have been registered, qualified or deemed to be exempt from registration or qualification under the securities laws of the state of residence of the Registered Holder of the Warrants. The Company may require holders of the Warrants to settle the Warrants on a “cashless basis” pursuant to Section 7.4.2. If, by reason of any exercise of Warrants on a “cashless basis,” the holder of any Warrant would be entitled, upon the exercise of such Warrant, to receive a fractional interest in a share of Common Stock, the Company shall round down to the nearest whole number the number of shares of Common Stock to be issued to such holder.

3.3.3Valid Issuance. All shares of Common Stock issued upon the proper exercise of a Warrant in conformity with this Agreement and the Amended and Restated Certificate of Incorporation shall be validly issued, fully paid and non-assessable.

3.3.4Date of Issuance. Each person in whose name any book-entry position or certificate, as applicable, for shares of Common Stock is issued shall for all purposes be deemed to have become the holder of record of such shares of Common Stock on the date on which the Warrant, or book-entry position representing such Warrant, was surrendered and payment of the Warrant Price was made, irrespective of the date of delivery of such certificate in the case of a certificated Warrant, except that, if the date of such surrender and payment is a date when the share transfer books of the Company or book-entry system of the Warrant Agent are closed, such person shall be deemed to have become the holder of such shares of Common Stock at the close of business on the next succeeding date on which the share transfer books or book-entry system of the Warrant Agent are open.

3.3.5Maximum Percentage. A holder of a Warrant may notify the Company in writing in the event it elects to be subject to the provisions contained in this subsection 3.3.5; provided, however, that no holder of a Warrant shall be subject to this subsection 3.3.5 unless he, she or it makes such election. If the election is made by a holder, the Warrant Agent shall not effect the exercise of the holder’s Warrant, and such holder shall not have the right to exercise such Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the Warrant Agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (or such other amount as the electing holder may specify) (the “Maximum Percentage”) of the shares of Common Stock outstanding immediately after giving effect to such exercise. For purposes of the foregoing sentence, the aggregate number of shares of Common Stock beneficially owned by such person and its affiliates shall include the number of shares of Common Stock issuable upon exercise of the Warrant with respect to which the determination of such sentence is being made, but shall exclude shares of Common Stock that would be issuable upon (x) exercise of the remaining, unexercised portion of the Warrant beneficially owned by such person and its affiliates and (y) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company beneficially owned by such person and its affiliates (including, without limitation, any convertible notes or convertible preferred stock or warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein. Except as set forth in the preceding sentence, for purposes of this paragraph, beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). For purposes of the Warrant, in determining the number of issued and outstanding shares of Common Stock, the holder may rely on the number of issued and outstanding shares of Common Stock as reflected in (1) the Company’s most recent annual report on Form 10-K, quarterly report on Form 10-Q, current report on Form 8-K or other public filing with the Commission as the case may be, (2) a more recent public announcement by the Company or (3) any other notice by the Company or the transfer agent for the Common Stock setting forth the number of shares of Common Stock issued and outstanding. For any reason at any time, upon the written request of the holder of the Warrant, the Company shall, within two (2) Business Days, confirm orally and in writing to such holder the number of shares of Common Stock then issued and outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of equity securities of the Company by the holder and its affiliates since the date as of which such number of outstanding shares of Common Stock was reported. By written notice to the Company, the holder of a Warrant may from time to time increase or decrease the Maximum Percentage applicable to such holder to any other percentage specified in such notice; provided, however, that any such increase shall not be effective until the sixty-first (61st) day after such notice is delivered to the Company.

4.Adjustments.

4.1Stock Dividends.

4.1.1Share Dividends; Split-Ups. If after the date hereof, and subject to the provisions of Section 4.6, the number of outstanding shares of Common Stock is increased by a stock dividend payable in shares of Common Stock, or by a split-up of shares of Common Stock, or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Common Stock issuable on exercise of each Warrant shall be increased in proportion to such increase in the outstanding shares of Common Stock. A rights offering to holders of shares of Common Stock entitling holders to purchase shares of Common Stock at a price less than the “Historical Fair Market Value” (as defined below) shall be deemed a stock dividend of a number of shares of Common Stock equal to the product of (i) the number of shares of Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for the shares of Common Stock) multiplied by (ii) one (1) minus the quotient of (x) the price per share of Common Stock paid in such rights offering divided by (y) the Historical Fair Market Value. For purposes of this subsection 4.1.1, (i) if the rights offering is for securities convertible into or exercisable for shares of Common Stock, in determining the price payable for the shares of Common Stock, there shall be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) “Historical Fair Market Value” means the volume weighted average price of the shares of Common Stock as reported during the ten (10) trading day period ending on the trading day prior to the first (1st) date on which the shares of Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights. No shares of Common Stock shall be issued at less than their par value.

4.1.2Extraordinary Dividends. If the Company, at any time while the Warrants are outstanding and unexpired, shall pay a dividend or make a distribution in cash, securities or other assets to the holders of the shares of Common Stock on account of such shares of Common Stock (or other shares of the Company’s capital stock into which the Warrants are convertible), other than (a) as described in subsection 4.1.1, (b) Ordinary Cash Dividends (as defined below), (c) to satisfy the redemption rights of the holders of the shares of Common Stock in connection with a proposed initial Business Combination, (d) to satisfy the redemption rights of the holders of the shares of Common Stock in connection with a stockholder vote to approve an amendment to the Certificate of Incorporation in accordance with the Certificate of Incorporation, or (e) in connection with the redemption of shares of Common Stock included in the Units sold in the Offering upon the Company’s failure to complete the Company’s initial Business Combination and any subsequent distribution of its assets upon its liquidation (any such non-excluded event, an “Extraordinary Dividend”), then the Warrant Price shall be decreased, effective immediately after the effective date of such Extraordinary Dividend, by the amount of cash and/or the fair market value (as determined by the Board in good faith) of any securities or other assets paid on each shares of Common Stock in respect of such Extraordinary Dividend. For purposes of this subsection 4.1.2, “Ordinary Cash Dividends” means any cash dividend or cash distribution which, when combined on a per share basis, with the per share amounts of all other cash dividends and cash distributions paid on the shares of Common Stock during the 365-day period ending on the date of declaration of such dividend or distribution (as adjusted to appropriately reflect any of the events referred to in other subsections of this Section 4 and excluding cash dividends or cash distributions that resulted in an adjustment to the Warrant Price or to the number of shares of Common Stock issuable on exercise of each Warrant) does not exceed $0.50 (being five percent (5%) of the offering price of the Units in the Offering), which amount shall be adjusted to appropriately reflect any of the events referred to this Section 4 and excluding cash dividends or other cash distributions that resulted in an adjustment to the Warrant Price or to the number of shares of common stock issuable upon exercise of each Warrant.

4.2Aggregation of Shares. If, after the date hereof and subject to the provisions of Section 4.6, the number of issued and outstanding shares of Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Common Stock issuable on exercise of each Warrant shall be decreased in proportion to such decrease in issued and outstanding shares of Common Stock.

4.3Adjustments in Warrant Price. Whenever the number of shares of Common Stock purchasable upon the exercise of the Warrants is adjusted, as provided in subsection 4.1.1 or Section 4.2, the Warrant Price shall be adjusted (to the nearest cent) by multiplying such Warrant Price immediately prior to such adjustment by a fraction (x) the numerator of which shall be the number of shares of Common Stock purchasable upon the exercise of the Warrants immediately prior to such adjustment, and (y) the denominator of which shall be the number of shares of Common Stock so purchasable immediately thereafter.

4.4Capital Raised in Connection with the Initial Business Combination. If the Company issues additional shares of Common Stock or equity-linked securities for capital raising purposes in connection with the closing of its initial Business Combination at an issue price or effective issue price of less than $9.20 per share of Common Stock (with such issue price or effective issue price to be determined in good faith by the Board and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Class B common stock, par value $0.0001 per share, of the Company (“Class B Common Stock”) held by the Sponsor or such affiliates, as applicable, prior to such issuance (the “Newly Issued Price”)), (y) the aggregate gross proceeds from such issuances represent more than sixty percent (60%) of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination on the date of the consummation of the initial Business Combination (net of redemptions), and (z) the volume-weighted average trading price of the Common Stock during the twenty (20) trading day period starting on the trading day after the day on which the Company consummates the initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the Warrant

Price shall be adjusted (to the nearest cent) to be equal to one-hundred-fifteen percent (115%) of the greater of the Market Value and the Newly Issued Price and the $18.00 per share redemption trigger price described in Section 6.1 shall be adjusted (to the nearest cent) to be equal to one-hundred-eighty percent (180%) of the greater of the Market Value and the Newly Issued Price.

4.5Replacement of Securities upon Reorganization, etc. In case of any reclassification or reorganization of the outstanding shares of Common Stock (other than a change under subsections 4.1.1 or 4.1.2 or Section 4.2 or that solely affects the par value of such shares of Common Stock), or in the case of any merger or consolidation of the Company with or into another entity or conversion of the Company into another type of entity (other than a consolidation or merger in which the Company is the continuing entity and that does not result in any reclassification or reorganization of the outstanding shares of Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of the Company as an entirety or substantially as an entirety in connection with which the Company is dissolved, the holders of the Warrants shall thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of the shares of Common Stock of the Company immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Warrants would have received if such holder had exercised his, her or its Warrant(s) immediately prior to such event (the “Alternative Issuance”); provided, however, that: (i) if the holders of the shares of Common Stock were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets constituting the Alternative Issuance for which each Warrant shall become exercisable shall be deemed to be the weighted average of the kind and amount received per share by the holders of the shares of Common Stock in such consolidation or merger that affirmatively make such election; (ii) if a tender, exchange or redemption offer shall have been made to and accepted by the holders of the shares of Common Stock (other than a tender, exchange or redemption offer made by the Company in connection with redemption rights held by stockholders of the Company as provided for in the Certificate of Incorporation or as a result of the redemption of the shares of Common Stock by the Company if a proposed initial Business Combination is presented to the stockholders of the Company for approval) under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) securities representing more than fifty percent (50%) of the aggregate voting power, including the power to vote on the election of directors of the Company, of the issued and outstanding equity securities of the Company, and (for the avoidance of doubt) such tender offer results in a change of control of the Company, the holder of a Warrant shall be entitled to receive as the Alternative Issuance, the highest amount of cash, securities or other property to which such holder would actually have been entitled as a stockholder if such Warrant holder had exercised the Warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the shares of Common Stock held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustments (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in this Section 4; and (iii) if less than seventy percent (70%) of the consideration receivable by the holders of the shares of Common Stock in the applicable event is payable in the form of common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the Registered Holder properly exercises the Warrant within thirty (30) days following the public disclosure of the consummation of such applicable event by the Company pursuant to a Current Report on Form 8-K filed with the Commission, the Warrant Price shall be reduced by an amount (in dollars) equal to the difference, if positive, of (i) the Warrant Price in effect prior to such reduction minus (ii) (A) the Per Share Consideration (as defined below) minus (B) the Black-Scholes Warrant Value (as defined below) (which amount determined under this clause (ii) shall not be less than zero). The “Black-Scholes Warrant Value” means the value of a Warrant immediately prior to the consummation of the applicable event based on the Black-Scholes model as calculated by an accounting, appraisal, investment banking firm or consultant of nationally recognized standing that is, in the good faith judgment of the Board, qualified to make such calculation. “Per Share Consideration” means (i) if the consideration paid to holders of the shares of Common Stock consists exclusively of cash, the amount of such cash per share of Common Stock, and (ii) in all other cases, the volume weighted average price of the shares of Common Stock as reported during the ten (10) trading day period ending on the trading day prior to the effective date of the applicable event. If any reclassification or reorganization also results in a change in shares of Common Stock covered by subsection 4.1.1, then such adjustment shall be made pursuant to subsection 4.1.1 or Sections 4.2 and 4.3 and this Section 4.5. The provisions of this Section 4.5 shall similarly apply to successive reclassifications, reorganizations, mergers or consolidations, sales or other transfers. In no event will the Warrant Price be reduced to less than the par value per share issuable upon exercise of the Warrant.

4.6Notices of Changes in Warrant. Upon every adjustment of the Warrant Price or the number of shares of Common Stock issuable upon exercise of a Warrant, the Company shall give written notice thereof to the Warrant Agent, which notice shall state the Warrant Price resulting from such adjustment and the increase or decrease, if any, in the number of shares of Common Stock purchasable at such price upon the exercise of a Warrant, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based; provided, however, that no adjustment to the number of shares of Common Stock issuable upon exercise of a Warrant shall be required until cumulative adjustments amount to one percent (1%) or more of the number of shares of Common Stock issuable upon exercise of a Warrant as last adjusted; provided, further, that any such adjustments that are not made are carried forward and taken into account in any subsequent adjustment. Notwithstanding the foregoing, all such carried forward adjustments shall be made (i) in connection with any subsequent adjustment that (taken together with such carried forward adjustments) would result in a change of at least one percent (1%) in the number of shares of Common Stock issuable upon exercise of a Warrant and (ii) on the exercise date of any Warrant. Upon the occurrence of any event specified in Sections 4.1, 4.2, 4.3, 4.4 or 4.5 in connection with which any adjustment is made to the Warrant Price or the number of shares of Common Stock issuable upon exercise of a Warrant, the Company shall give written notice of the occurrence of such event to each holder of a Warrant, at the last address set forth for such holder in the Warrant Register, of the record date or the effective date of the event. Failure to give such notice, or any defect therein, shall not affect the legality or validity of such event.

4.7No Fractional Shares. Notwithstanding any provision contained in this Agreement to the contrary, the Company shall not issue a fractional share of Common Stock upon the exercise of Warrants. If, by reason of any adjustment made pursuant to this Section 4, the holder of any Warrant would be entitled, upon the exercise of such Warrant, to receive a fractional interest in a share, the Company shall, upon such exercise, round down to the nearest whole number the number of shares of Common Stock to be issued to such holder.

4.8Form of Warrant. The form of Warrant need not be changed because of any adjustment pursuant to this Section 4, and Warrants issued after such adjustment may state the same Warrant Price and the same number of shares of Common Stock as is stated in the Warrants initially issued pursuant to this Agreement; provided, however, that the Company may at any time in its sole discretion make any change in the form of Warrant that the Company may deem appropriate and that does not affect the substance thereof, and any Warrant thereafter issued or countersigned, whether in exchange or substitution for an outstanding Warrant or otherwise, may be in the form as so changed.

4.9No Adjustment. For the avoidance of doubt, no adjustment shall be made to the terms of the Warrants solely as a result of an adjustment to the conversion ratio of the Class B Common Stock into shares of Common Stock or the conversion of the shares of Class B Common Stock into shares of Common Stock, in each case, pursuant to the Certificate of Incorporation.

5.Transfer and Exchange of Warrants.

5.1Registration of Transfer. The Warrant Agent shall register the transfer, from time to time, of any outstanding Warrant upon the Warrant Register, upon surrender of such Warrant for transfer, in the case of certificated warrants, properly endorsed with signatures properly guaranteed and accompanied by appropriate instructions for transfer. Upon any such transfer, a new Warrant representing an equal aggregate number of Warrants shall be issued and the old Warrant shall be cancelled by the Warrant Agent. In the case of certificated Warrants, the Warrants so cancelled shall be delivered by the Warrant Agent to the Company from time to time upon request.

5.2Procedure for Surrender of Warrants. Warrants may be surrendered to the Warrant Agent, together with a written request for exchange or transfer, and thereupon the Warrant Agent shall issue in exchange therefor one or more new Warrants as requested by the Registered Holder of the Warrants so surrendered, representing an equal aggregate number of Warrants; provided, however, that, except as otherwise provided herein or with respect to any Book-Entry Warrant, each Book-Entry Warrant may be transferred only in whole and only to the Depository, to another nominee of the Depository, to a successor depository or to a nominee of a successor depository; provided, further, that, in the event that a Warrant surrendered for transfer bears a restrictive legend, the Warrant Agent shall not cancel such Warrant and issue new Warrants in exchange therefor until the Warrant Agent has received an opinion of counsel for the Company stating that such transfer may be made and indicating whether the new Warrants must also bear a restrictive legend.

5.3Transfers of Fractions of Warrants. The Warrant Agent shall not be required to effect any registration of transfer or exchange of the Warrants which would require the issuance of a Warrant certificate or book-entry position for a fraction of a Warrant, except as part of the Units.

5.4Service Charges. No service charge shall be made for any exchange or registration of transfer of Warrants.

5.5Warrant Execution and Countersignature. The Warrant Agent is hereby authorized to countersign and to deliver, in accordance with the terms of this Agreement, the Warrants required to be issued pursuant to the provisions of this Section 5, and the Company, whenever required by the Warrant Agent, shall supply the Warrant Agent with Warrants duly executed on behalf of the Company for such purpose.

5.6Transfer of Warrants. Prior to the Detachment Date, the Warrants may be transferred or exchanged only together with the Unit in which such Warrant is included, and only for the purpose of effecting, or in conjunction with, a transfer or exchange of such Unit. Furthermore, each transfer of a Unit on the register relating to such Units shall operate also to transfer the Warrants included in such Unit. Notwithstanding the foregoing, the provisions of this Section 5.6 shall have no effect on any transfer of Warrants on and after the Detachment Date.

6.Redemption of Warrants.

6.1Redemption of Warrants for Cash. Not less than all of the outstanding Warrants may be redeemed for cash, at the option of the Company, at any time while they are exercisable and prior to their expiration, at the office of the Warrant Agent, upon notice to the Registered Holders of the Warrants, as described in Section 6.2, at the price of $0.01 per Warrant (the “Redemption Price”); provided, however, that the last reported sale price of the Common Stock has been at least $18.00 per share (subject to adjustment in compliance with Section 4) for any ten (10) trading days within the twenty (20) trading-day period ending on the third (3rd) trading day prior to the date on which the notice of redemption is given to the Registered Holders; provided, further, that there is an effective registration statement covering the shares of Common Stock issuable upon exercise of the Warrants, and a current prospectus relating thereto, available throughout the Redemption Period (as defined in Section 6.2) or the Company has elected to require the exercise of the Warrants on a “cashless basis” pursuant to Section 3.3.1 and such cashless exercise is exempt from registration under the Securities Act.

6.2Date Fixed for, and Notice of, Redemption. In the event that the Company elects to redeem the Warrants pursuant to Section 6.1, the Company shall fix a date for the redemption (the “Redemption Date”). Notice of redemption shall be mailed by first class mail, postage prepaid, by the Company not less than thirty (30) days prior to the Redemption Date (such 30-day period, the “Redemption Period”) to the Registered Holders of the Warrants to be redeemed at their last addresses as they shall appear on the registration books. Any notice mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the Registered Holder received such notice.

6.3Exercise After Notice of Redemption. The Warrants may be exercised, for cash (or on a “cashless basis” pursuant to subsection 3.3.1, if applicable) at any time after notice of redemption shall have been given by the Company pursuant to Section 6.2  and prior to the

Redemption Date. In the event that the Company determines to require all holders of the Warrants to exercise their Warrants on a “cashless basis” pursuant to subsection 3.3.1, the notice of redemption shall contain instructions on how to calculate the number of the number of shares of Common Stock to be received upon exercise of the Warrants. On and after the Redemption Date, the record holder of the Warrants shall have no further rights except to receive, upon surrender of the Warrants, the Redemption Price.

7.Other Provisions Relating to Rights of Holders of Warrants.

7.1No Rights as Stockholder. A Warrant does not entitle the Registered Holder thereof to any of the rights of a stockholder of the Company, including, without limitation, the right to receive dividends or other distributions, exercise any preemptive rights to vote or to consent or to receive notice as stockholder in respect of the meetings of stockholders or the election of directors of the Company or any other matter.

7.2Lost, Stolen, Mutilated or Destroyed Warrants. If any Warrant is lost, stolen, mutilated or destroyed, the Company and the Warrant Agent may on such terms as to indemnity or otherwise as they may in their discretion impose (which shall, in the case of a mutilated Warrant, include the surrender thereof), issue a new Warrant of like denomination, tenor and date as the Warrant so lost, stolen, mutilated or destroyed, and countersigned by the Warrant Agent. Any such new Warrant shall constitute a substitute contractual obligation of the Company, whether or not the allegedly lost, stolen, mutilated or destroyed Warrant shall be at any time enforceable by anyone. The Warrant Agent may, at its option, countersign replacement Warrants for mutilated certificates upon presentation thereof without such indemnity.

7.3Reservation of Shares of Common Stock. The Company shall at all times reserve and keep available a number of its authorized but unissued shares of Common Stock that shall be sufficient to permit the exercise in full of all outstanding Warrants issued pursuant to this Agreement.

7.4Registration of Shares of Common Stock; Cashless Exercise at Company’s Option.

7.4.1Registration of the Common Stock. The Company agrees that as soon as practicable, but in no event later than twenty (20) Business Days after the closing of the initial Business Combination, it shall use its commercially reasonable efforts to file with the Commission a registration statement for the registration, under the Securities Act, of the shares of Common Stock issuable upon exercise of the Warrants. The Company shall use its commercially reasonable efforts to cause the same to become effective within sixty (60) Business Days following the closing of the initial Business Combination and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration or redemption of the Warrants in accordance with the provisions of this Agreement. If any such registration statement has not been declared effective by the sixtieth (60th) Business Day following the closing of the Company’s initial Business Combination, holders of the Warrants shall have the right, during the period beginning on the sixty-first (61st) Business Day after the closing of the Company’s initial Business Combination and ending upon such registration statement being declared effective by the Commission, and during any other period when the Company shall fail to have maintained an effective registration statement covering the shares of Common Stock issuable upon exercise of the Warrants, to exercise such Warrants on a “cashless basis,” by exchanging the Warrants (in accordance with Section 3(a)(9) of the Securities Act (or any successor statute) or another exemption) for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the Warrants, multiplied by the excess of the Fair Market Value (as defined below) less the Warrant Price by (y) the Fair Market Value. Solely for purposes of this subsection 7.4.1, “Fair Market Value” shall mean the volume-weighted average last reported sale price of the Common Stock for the ten (10) trading days ending on the third (3rd) trading day prior to the date that notice of exercise is sent to the Warrant Agent from the holder of such Warrants or its securities broker or intermediary. The date that notice of cashless exercise is received by the Warrant Agent shall be conclusively determined by the Warrant Agent. In connection with the “cashless exercise” of a Warrant, the Company shall, upon request, provide the Warrant Agent with an opinion of counsel for the Company (which shall be an outside law firm with securities law experience) stating that (i) the exercise of the Warrants on a cashless basis in accordance with this subsection 7.4.1 is not required to be registered under the Securities Act and (ii) the shares of Common Stock issued upon such exercise shall be freely tradable under United States federal securities laws by anyone who is not (and has not been during the preceding three months) an affiliate (as such term is defined in Rule 144 under the Securities Act (or any successor rule)) of the Company and, accordingly, shall not be required to bear a restrictive legend. Except as provided in subsection 7.4.2, for the avoidance of doubt, unless and until all of the Warrants have been exercised or have expired, the Company shall continue to be obligated to comply with its registration obligations under the first three sentences of this subsection 7.4.1.

7.4.2Cashless Exercise at Company’s Option. If the shares of Common Stock are at the time of any exercise of a Warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act (or any successor statute), the Company may, at its option, require holders of the Warrants who exercise their Warrants to exercise such Warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act (or any successor statute) as described in subsection 7.4.1 and, in the event the Company so elects, the Company shall not be required to file or maintain in effect a registration statement for the registration, under the Securities Act, of the shares of Common Stock issuable upon exercise of the Warrants, notwithstanding anything in this Agreement to the contrary, but shall be required to use its commercially reasonable efforts to register or qualify for sale the Common Stock issuable upon exercise of the Warrants under the “blue sky” laws of the state of residence of the exercising Warrant holder to the extent an exemption is not available.

7.4.3Notwithstanding the foregoing, if at any time pursuant to this Agreement the Warrants may be exercised on a “ cashless basis” pursuant to both (i) subsection 3.3.1(b) and (ii) this Section 7.4, exercise of the Warrants must be completed pursuant to subsection 3.3.1(b).

8.Concerning the Warrant Agent and Other Matters.

8.1Payment of Taxes. The Company shall from time to time promptly pay all taxes and charges that may be imposed upon the Company or the Warrant Agent in respect of the issuance or delivery of shares of Common Stock upon the exercise of the Warrants, but the Company and the Warrant Agent shall not be obligated to pay any transfer taxes in respect of the Warrants or such shares of Common Stock.

8.2Resignation, Consolidation, or Merger of Warrant Agent.

8.2.1Appointment of Successor Warrant Agent. The Warrant Agent, or any successor to it hereafter appointed, may resign its duties and be discharged from all further duties and liabilities hereunder after giving ninety (90) days’ notice in writing to the Company. If the office of the Warrant Agent becomes vacant by resignation or incapacity to act or otherwise, the Company shall appoint in writing a successor Warrant Agent in place of the Warrant Agent. If the Company shall fail to make such appointment within a period of thirty (30) days after it has been notified in writing of such resignation or incapacity by the Warrant Agent or by the holder of a Warrant (who shall, with such notice, submit his, her or its Warrant for inspection by the Company), then the holder of any Warrant may apply to the Supreme Court of the State of New York for the County of New York for the appointment of a successor Warrant Agent at the Company’s cost. Any successor Warrant Agent, whether appointed by the Company or by such court, shall be authorized under applicable laws to exercise the powers of a transfer agent and subject to supervision or examination by federal or state authority. After appointment, any successor Warrant Agent shall be vested with all the authority, powers, rights, immunities, duties and obligations of its predecessor Warrant Agent with like effect as if originally named as Warrant Agent hereunder, without any further act or deed but, if for any reason it becomes necessary or appropriate, the predecessor Warrant Agent shall execute and deliver, at the expense of the Company, an instrument transferring to such successor Warrant Agent all the authority, powers, and rights of such predecessor Warrant Agent hereunder and, upon request of any successor Warrant Agent the Company shall make, execute, acknowledge, and deliver any and all instruments in writing for more fully and effectually vesting in and confirming to such successor Warrant Agent all such authority, powers, rights, immunities, duties and obligations.

8.2.2Notice of Successor Warrant Agent. In the event a successor Warrant Agent shall be appointed, the Company shall give notice thereof to the predecessor Warrant Agent and the Company’s transfer agent for the shares of Common Stock not later than the effective date of any such appointment.

8.2.3Merger or Consolidation of Warrant Agent. Any entity into which the Warrant Agent may be merged or with which it may be consolidated or any entity resulting from any merger or consolidation to which the Warrant Agent shall be a party shall be the successor Warrant Agent under this Agreement without any further act.

8.3Fees and Expenses of Warrant Agent.

8.3.1Remuneration. The Company agrees to pay the Warrant Agent reasonable remuneration for its services as such Warrant Agent hereunder and shall, pursuant to its obligations under this Agreement, reimburse the Warrant Agent upon demand for all expenditures that the Warrant Agent may reasonably incur in the execution of its duties hereunder.

8.3.2Further Assurances. The Company agrees to perform, execute, acknowledge and deliver, or cause to be performed, executed, acknowledged and delivered, all such further and other acts, instruments, and assurances as may reasonably be required by the Warrant Agent for the carrying out or performing of the provisions of this Agreement.

8.4Liability of Warrant Agent.

8.4.1Reliance on Company Statement. Whenever in the performance of its duties under this Agreement, the Warrant Agent shall deem it necessary or desirable that any fact or matter be proved or established by the Company prior to taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a statement signed by the chair of the Board, Chief Executive Officer, Chief Financial Officer, the President or the Secretary or other principal officer of the Company and delivered to the Warrant Agent. The Warrant Agent may rely upon such statement for any action taken or suffered in good faith by it pursuant to the provisions of this Agreement.

8.4.2Indemnity. The Warrant Agent shall be liable hereunder only for its own, or its representatives’, gross negligence, willful misconduct, fraud, bad faith or material breach of this Agreement. The Company agrees to indemnify the Warrant Agent and save it harmless against any and all liabilities, including judgments, out-of-pocket costs and reasonable outside counsel fees, for anything done or omitted by the Warrant Agent in the execution of this Agreement, except as a result of the Warrant Agent’s or its representatives’ gross negligence, willful misconduct, fraud, bad faith or material breach of this Agreement.

8.4.3Exclusions. The Warrant Agent shall have no responsibility with respect to the validity of this Agreement or with respect to the validity or execution of any Warrant (except its countersignature thereof). The Warrant Agent shall not be responsible for any breach by the Company of any covenant or condition contained in this Agreement or in any Warrant. The Warrant Agent shall not be responsible to make any adjustments required under the provisions of Section 4 or responsible for the manner, method, or amount of any such adjustment or the ascertaining of the existence of facts that would require any such adjustment, nor shall it by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any shares of Common Stock to be issued pursuant to this Agreement or any Warrant or as to whether any shares of Common Stock shall, when issued, be valid and fully paid and non-assessable.

8.5Acceptance of Agency. The Warrant Agent hereby accepts the agency established by this Agreement and agrees to perform the same upon the terms and conditions herein set forth and among other things, shall account promptly to the Company with respect to Warrants exercised and concurrently account for, and pay to the Company, all monies received by the Warrant Agent for the purchase of shares of Common Stock through the exercise of the Warrants.

8.6Waiver. The Warrant Agent has no right of set-off or any other right, title, interest or claim of any kind (“Claim”) in, or to any distribution of, the Trust Account (as defined in that certain Investment Management Trust Agreement, dated as of the date hereof, by and between the Company and the Warrant Agent, as trustee thereunder) and hereby agrees not to seek recourse, reimbursement, payment or satisfaction for any Claim against the Trust Account for any reason whatsoever. The Warrant Agent hereby waives any and all Claims against the Trust Account and any and all rights to seek access to the Trust Account.

9.Miscellaneous Provisions.

9.1Successors. All the covenants and provisions of this Agreement by or for the benefit of the Company or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns.

9.2Notices. Any notice, statement or demand authorized by this Agreement to be given or made by the Warrant Agent or by the holder of any Warrant to or on the Company shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five (5) days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Company with the Warrant Agent), as follows:

KnightSwan Acquisition Corporation

99 Wall Street, Suite 460

New York, New York 10005
Attention: Brandee Daly

with a copy to (which shall not constitute notice):

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019

Attention: Raphael M. Russo, Esq.

Email: rrusso@paulweiss.com

Any notice, statement or demand authorized by this Agreement to be given or made by the holder of any Warrant or by the Company to or on the Warrant Agent shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five (5) days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Warrant Agent with the Company), as follows:

Continental Stock Transfer & Trust Company

1 State Street, 30th Floor

New York, New York 10004

Attention: Compliance Department

in each case, with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP
525 University Avenue, Suite 1400

Palo Alto, California 94301

Attention: General Counsel

9.3Applicable Law; Jurisdiction. The validity, interpretation, and performance of this Agreement and the Warrants shall be governed in all respects by the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The Company hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the  City of New York, County of New York, State of New York, the United States District Court for the Southern District of New York or the federal district courts of the United States, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. The Company hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum. Notwithstanding the foregoing, the provisions of this paragraph will not apply to suits brought to enforce (i) any liability or duty created by the Exchange Act or the rules and regulations thereunder for which Section 27 of the Exchange Act creates exclusive federal jurisdiction, (ii) with respect to suits brought in federal courts, any duty or liability created by the Securities Act or the rules and regulations thereunder for which Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts or (iii) any other claim for which the federal district courts of the United States of America are the sole and exclusive forum. Any person or entity purchasing or otherwise acquiring any interest in the Warrants shall be deemed to have notice of and to have consented to the forum provisions in this Section 9.3. If any action, the subject matter of which is within the scope of the forum provisions above, is filed in a court other than a court located within the City of New York, County of New York, State of New York or the United States District Court for the Southern District of New York (a “foreign action”) in the name of any holder of the Warrants, such holder of the Warrants shall be deemed to have consented to (x) the personal jurisdiction of the state and federal courts located within the State of New York or the United States District Court for the Southern District of New York in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”), and (y) having service of process made upon such holder of the Warrants in any such enforcement action by service upon such holder’s counsel in the foreign action as agent for such holders of the Warrants.

9.4Compliance and Confidentiality. The Warrant Agent shall perform its duties under this Agreement in compliance with all applicable laws, including those relating to privacy, data protection and information security, shall keep confidential all information (including personally identifiable information and personal data) relating to this Agreement and, except as required by applicable law, shall not use such information for any purpose other than the performance of the Warrant Agent’s obligations under this Agreement.

9.5Persons Having Rights under this Agreement. Nothing in this Agreement shall be construed to confer upon, or give to, any person or corporation other than the parties hereto and the Registered Holders of the Warrants any right, remedy, or claim under or by reason of this Agreement or of any covenant, condition, stipulation, promise, or agreement hereof. All covenants, conditions, stipulations, promises and agreements contained in this Agreement shall be for the sole and exclusive benefit of the parties hereto and their successors and assigns and of the Registered Holders of the Warrants.

9.6Examination of the Warrant Agreement. A copy of this Agreement shall be available at all reasonable times at the office of the Warrant Agent for inspection by the Registered Holder of any Warrant. The Warrant Agent may require any such holder to submit such holder’s Warrant for inspection by the Warrant Agent.

9.7Counterparts; Electronic Signatures. This Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signature to this Agreement transmitted electronically shall have the same authority, effect and enforceability as an original signature.

9.8Effect of Headings. The section headings herein are for convenience only and are not part of this Agreement and shall not affect the interpretation thereof.

9.9Amendments. This Agreement may be amended by the parties hereto without the consent of any Registered Holder for the purpose of (i) curing any ambiguity, or curing, correcting or supplementing any mistake or defective provision contained herein, including to conform the provisions of the Warrants and this Agreement to the description of the Warrants and this Agreement in the Prospectus, (ii) adding or changing any provisions with respect to matters or questions arising under this Agreement as the parties may deem necessary or desirable and that the parties deem shall not adversely affect the rights of the Registered Holders under the Warrants and this Agreement or (iii) providing for the delivery of an Alternative Issuance pursuant to Section 4.5 or reflecting other adjustments required by Section 4. All other modifications or amendments, including any modification or amendment to increase the Warrant Price or shorten the duration of the Exercise Period, shall require the vote or written consent of the Registered Holders of fifty percent (50%) of the number of the then outstanding Warrants. Notwithstanding the foregoing, the Company may lower the Warrant Price or extend the duration of the Exercise Period pursuant to Sections 3.1 and 3.2, respectively, without the consent of the Registered Holders. The Company covenants and agrees to not, directly or indirectly, lower the Warrant Price, increase the number of shares of Common Stock issuable upon exercise of the Warrants, extend the duration of the Exercise Period of the Warrants or otherwise make the terms of the Warrants more favorable to the Registered Holders without taking the same actions with respect to the Private Placement Warrants.

9.10Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

9.11Business Continuity Plan. The Warrant Agent shall maintain plans for business continuity, disaster recovery, and backup capabilities and facilities designed to ensure the

Warrant Agent’s continued performance of its obligations under this Agreement, including, without limitation, loss of production, loss of systems, loss of equipment, failure of carriers and the failure of the Warrant Agent’s or its supplier’s equipment, computer systems or business systems (“Business Continuity Plan”). Such Business Continuity Plan shall include, but shall not be limited to, testing, accountability and corrective actions designed to be promptly implemented, if necessary. In addition, in the event that the Warrant Agent has knowledge of an incident affecting the integrity or availability of such Business Continuity Plan, then the Warrant Agent shall, as promptly as practicable, but no later than twenty-four (24) hours (or sooner to the extent required by applicable law or regulation) after the Warrant Agent becomes aware of such incident, notify the Company in writing of such incident and provide the Company with updates, as deemed appropriate by the Warrant Agent under the circumstances, with respect to the status of all related remediation efforts in connection with such incident. The Warrant Agent represents that, as of the date of this Agreement, such Business Continuity Plan is active and functioning normally in all material respects.

9.12Confidentiality. The Warrant Agent and the Company agree that all books, records, information and data pertaining to the business of the other party, including, inter alia, personal, non-public warrant holder information, which are exchanged or received pursuant to the negotiation or the carrying out of this Warrant Agreement, including the fees for services, shall remain confidential, and shall not be voluntarily disclosed to any other person, except as may be required by law or regulation, including, without limitation, pursuant to requests from the Securities and Exchange Commission and subpoenas from state or federal government authorities (e.g., in divorce and criminal actions).

[REMAINDER OF THE PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

KNIGHTSWAN ACQUISITION CORPORATION

By:
Name:
Title:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY, as Warrant Agent

By:
Name:
Title:

[Signature Page to Public Warrant Agreement—KnightSwan Acquisition Corporation]

Doc#: US1:13984539v13

EXHIBIT A

SPECIMEN WARRANT CERTIFICATE

NUMBER W–[ ]	[ ] WARRANTS
SEE REVERSE FOR CERTAIN DEFINITIONS	CUSIP [ ]

WARRANTS

THIS WARRANT SHALL BE NULL AND VOID IF NOT EXERCISED PRIOR TO THE EXPIRATION OF THE EXERCISE PERIOD PROVIDED FOR
IN THE WARRANT AGREEMENT DESCRIBED BELOW

KNIGHTSWAN ACQUISITION CORPORATION

Incorporated Under the Laws of the State of Delaware

This Warrant Certificate certifies that [       ], or registered assigns, is the registered holder of warrant(s) evidenced hereby (the “Warrants” and, each, a “Warrant”) to purchase shares of Class A common stock, $0.0001 par value per share (“Common Stock”), of KnightSwan Acquisition Corporation, a Delaware corporation (the “Company”). Each whole Warrant entitles the holder, upon exercise during the period set forth in the Warrant Agreement referred to below, to receive from the Company that number of fully paid and non-assessable shares of Common Stock as set forth below, at the exercise price (the “Warrant Price”) as determined pursuant to the Warrant Agreement, payable in lawful money of the United States of America upon surrender of this Warrant Certificate and payment of the Warrant Price (or through “cashless exercise” as provided for in the Warrant Agreement) at the office or agency of the Warrant Agent referred to below, subject to the conditions set forth herein and in the Warrant Agreement. Defined terms used in this Warrant Certificate but not defined herein shall have the meanings given to them in the Warrant Agreement.

Each whole Warrant is initially exercisable for one fully paid and non-assessable share of Common Stock. No fractional shares will be issued upon exercise of any Warrant. If, upon the exercise of Warrants, a holder would be entitled to receive a fractional interest in a share of Common Stock, the Company will, upon exercise, round down to the nearest whole number of the number of shares of Common Stock to be issued to the holder of the Warrant. The number of shares of Common Stock issuable upon exercise of the Warrants is subject to adjustment upon the occurrence of certain events as set forth in the Warrant Agreement.

The initial Warrant Price per share of Common Stock for any Warrant is equal to $11.50 per share. The Warrant Price is subject to adjustment upon the occurrence of certain events as set forth in the Warrant Agreement.

Doc#: US1:15366873v3

Subject to the conditions set forth in the Warrant Agreement, the Warrants may be exercised only during the Exercise Period and to the extent not exercised by the end of such Exercise Period, such Warrants shall become null and void. The Warrants may be redeemed, subject to certain conditions, as set forth in the Warrant Agreement.

Reference is hereby made to the further provisions of this Warrant Certificate set forth on the reverse hereof and such further provisions shall for all purposes have the same effect as though fully set forth at this place.

This Warrant Certificate shall not be valid unless countersigned by the Warrant Agent, as such term is used in the Warrant Agreement.

This Warrant Certificate shall be governed by and construed in accordance with the internal laws of the State of New York.

KNIGHTSWAN ACQUISITION CORPORATION

By:
Name:
Title:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY, as Warrant Agent

By:
Name:
Title:

[Reverse of Warrant Certificate]

The Warrants evidenced by this Warrant Certificate are part of a duly authorized issue of Warrants entitling the holder on exercise to receive [             ] shares of Common Stock and are issued or to be issued pursuant to the public warrant agreement, dated as of [__], 2021 (as amended, supplemented or otherwise modified from time to time, the “Warrant Agreement”), by and between the Company to Continental Stock Transfer & Trust Company, a New York limited purpose trust company, as warrant agent (or successor warrant agent) (in such capacity, the “Warrant Agent”), which Warrant Agreement is hereby incorporated by reference in and made a part of this instrument and is hereby referred to for a description of the rights, limitation of rights, obligations, duties and immunities thereunder of the Warrant Agent, the Company and the holders (the words “holders” or “holder” meaning the Registered Holders or Registered Holder, respectively) of the Warrants. A copy of the Warrant Agreement may be obtained by the holder hereof upon written request to the Company. Defined terms used in this Warrant Certificate but not defined herein shall have the meanings given to them in the Warrant Agreement.

Warrants may be exercised at any time during the Exercise Period set forth in the Warrant Agreement. The holder of Warrants evidenced by this Warrant Certificate may exercise them by surrendering this Warrant Certificate, with the form of election to purchase set forth hereon properly completed and executed, together with payment of the Warrant Price as specified in the Warrant Agreement (or through “cashless exercise” as provided for in the Warrant Agreement) at the designated office of the Warrant Agent. In the event that upon any exercise of Warrants evidenced hereby the number of Warrants exercised shall be less than the total number of Warrants evidenced hereby, there shall be issued to the holder hereof or his, her or its assignee, a new Warrant Certificate evidencing the number of Warrants not exercised.

Notwithstanding anything else in this Warrant Certificate or the Warrant Agreement, no Warrant may be exercised unless at the time of exercise (a)(i) a registration statement covering the issuance of the shares of Common Stock to be issued upon exercise is effective under the Securities Act and (ii) a prospectus thereunder relating to the shares of Common Stock is current or (b) the shares of Common Stock to be issued upon exercise may be issued pursuant to an exemption from registration under the Securities Act, including through “cashless exercise” as provided for in the Warrant Agreement.

The Warrant Agreement provides that, upon the occurrence of certain events the number of shares of Common Stock issuable upon exercise of the Warrants and the Warrant Price set forth on the face hereof may, subject to certain conditions, be adjusted. If, upon exercise of a Warrant, the holder thereof would be entitled to receive a fractional interest in a share of Common Stock, the Company shall, upon exercise, round down to the nearest whole number of shares of Common Stock to be issued to the holder of the Warrant.

Warrant Certificates, when surrendered at the designated office of the Warrant Agent by the Registered Holder thereof in person or by legal representative or attorney duly authorized in writing, may be exchanged, in the manner and subject to the limitations provided in the Warrant Agreement, but without payment of any service charge, for another

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Warrant Certificate or Warrant Certificates of like tenor evidencing in the aggregate a like number of Warrants.

Upon due presentation for registration of transfer of this Warrant Certificate at the office of the Warrant Agent, a new Warrant Certificate or Warrant Certificates of like tenor and evidencing in the aggregate a like number of Warrants shall be issued to the transferee(s) in exchange for this Warrant Certificate, subject to the limitations provided in the Warrant Agreement, without charge except for any tax or other third party charge imposed in connection therewith.

The Company and the Warrant Agent may deem and treat the Registered Holder(s) hereof as the absolute owner(s) of this Warrant Certificate (notwithstanding any notation of ownership or other writing hereon made by anyone), for the purpose of any exercise hereof and any distribution to the holder(s) hereof and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary. Neither the Warrants nor this Warrant Certificate entitles any holder hereof to any rights of a stockholder of the Company.

Election to Purchase

(To Be Executed Upon Exercise of Warrant)

The undersigned hereby irrevocably elects to exercise the right, represented by this Warrant Certificate, to receive [] shares of Common Stock and herewith tenders payment for such shares of Common Stock to the order of KnightSwan Acquisition Corporation (the “Company”) in the amount of $[] in accordance with the terms hereof. The undersigned requests that a certificate for such shares of Common Stock be registered in the name of [], whose address is [] and that such shares of Common Stock be delivered to [] whose address is []. If said number of shares of Common Stock is less than all of the shares of Common Stock purchasable hereunder, the undersigned requests that a new Warrant Certificate representing the remaining balance of such shares of Common Stock be registered in the name of [], whose address is [] and that such shares of Common Stock be delivered to [] whose address is [].

In the event that the Warrant is to be exercised on a “cashless basis” pursuant to subsection 3.3.1(b) of the Warrant Agreement, the number of shares of Common Stock that this Warrant is exercisable for shall be determined in accordance with subsection 3.3.1(b) of the Warrant Agreement.

In the event that the Warrant is to be exercised on a “cashless basis” pursuant to Section 7.4 of the Warrant Agreement, the number of shares of Common Stock that this Warrant is exercisable for shall be determined in accordance with Section 7.4 of the Warrant Agreement.

In the event that the Warrant may be exercised, to the extent allowed by the Warrant Agreement, through cashless exercise, (i) the number of shares of Common Stock that this Warrant is exercisable for would be determined in accordance with the relevant section of the Warrant Agreement which allows for such cashless exercise and (ii) the holder hereof shall complete the following: The undersigned hereby irrevocably elects to exercise the right, represented by this Warrant Certificate, through the cashless exercise provisions of the Warrant Agreement, to receive shares of Common Stock. If said number of shares of Common Stock is less than all of the shares of Common Stock purchasable hereunder (after giving effect to the cashless exercise), the undersigned requests that a new Warrant Certificate representing the remaining balance of such shares of Common Stock be registered in the name of [], whose address is [] and that such shares of Common Stock be delivered to [] whose address is [].

[Signature Page Follows]

Date:         , 202[ ]

(Signature)

(Address)

(Tax Identification Number)

Signature(s) Guaranteed:

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THE SIGNATURE(S) MUST BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM, PURSUANT TO RULE 17Ad-15 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (OR ANY SUCCESSOR RULE).